UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 31, 2008
T-3 ENERGY SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware		76-0697390
(State or other jurisdiction of	Commission	(IRS Employer
incorporation or organization)	File No.: 000-19580	Identification No.)
7135 Ardmore, Houston, Texas 77054
(Address of principal executive offices and zip code)
(713) 996-4110
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
SIGNATURES
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
EX-10.1

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
Appointment of Certain Officers
     On October 31, 2008, T-3 Energy Services, Inc.’s (the “Company”) Board of Directors elected Keith A. Klopfenstein to serve as the Company’s Senior Vice President — Pressure Control Group. Mr. Klopfenstein has served as Vice President — Operations for the Company since September 2003 and joined the Company in May 2003 as Manager of Operations.
     Mr. Klopfenstein’s expanded responsibilities now include direction of the Company’s entire Pressure Control Group, including the development of strategies to enhance operations, sales and joint venture activities. Mr. Klopfenstein will continue to report to Gus D. Halas, the Company’s Chairman, President and Chief Executive Officer.
Employment Agreement
     In connection with his appointment as Senior Vice President — Pressure Control Group, Mr. Klopfenstein entered into an Employment Agreement with the Company dated October 31, 2008 (the “Agreement”) to reflect such appointment. The Agreement has a one (1) year term with an annual base salary of $167,764, subject to adjustment under the Company’s periodic compensation review procedure, and an annual bonus to be awarded based on the achievement of annual incentive performance targets established annually by the Board. The annual bonus payable under the Agreement for each fiscal year will be determined as follows: (i) no annual bonus if the performance threshold is not met; (ii) 60% of base salary for achievement of the performance threshold; (iii) 80% of base salary for achievement of the performance target; and (iv) 100% of base salary for achievement of the maximum target. The Compensation Committee will determine whether the performance goals have been met for a fiscal year and the amount of any annual bonus for such fiscal year. For 2008, the Compensation Committee has previously set performance targets based on two criteria—net income and return on capital employed—as described in the Company’s Definitive Proxy Statement on Schedule 14A for the 2008 annual meeting of the stockholders filed with the SEC on April 18, 2008. In addition, Mr. Klopfenstein will be eligible to participate in other benefit programs available to employees generally, including life, disability, medical and dental insurance and vacation benefits.
     Mr. Klopfenstein is also eligible for a long-term incentive award in accordance with the terms and conditions of the Company’s 2002 Stock Incentive Plan (previously filed as Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 21, 2006). Mr. Klopfenstein’s long-term incentive award will be based on such incentive performance target(s) as may be established from time to time by the Board. The maximum long-term incentive award payable to Mr. Klopfenstein during his term of employment, if any, will be 100% of his target award, if the performance goals for such award are met in full or exceeded. The long term incentive award payable to Mr. Klopfenstein, if any, will be paid in any combination of stock options, restricted stock or other equity-based awards as the Compensation Committee may determine. The value of stock options, restricted stock or other equity-based awards will be determined by the Board or a committee thereof.
     If Mr. Klopfenstein is terminated for any reason other than due to death, disability or cause (as defined in the Agreement), the Company is required to pay Mr. Klopfenstein a single, lump sum payment equal to one times his annual base pay in effect at the time of his termination, and all unvested stock option and restricted stock grants will immediately become fully vested. Additionally, Mr. Klopfenstein’s contingent performance bonus under the Company’s annual cash bonus plan for the fiscal year in which the termination occurs shall be determined at the end of the fiscal year in accordance with the terms of the bonus plan and performance criteria for such contingent bonus award, and to the extent such bonus is earned bonus on the achievement of the performance criteria, the amount (days in the year lapsed as of Employee’s termination over 365) of such “earned” bonus shall be paid to Employee in a lump sum on the normal payment date for such annual bonuses under the plan, but not later than the March 15th following the end of the fiscal year of termination of employment.
     The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

T-3 Energy Services, Inc.

By:	/s/ James M. Mitchell Name: James M. Mitchell Title: Senior Vice President and Chief Financial Officer
Date: November 5, 2008.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits:
10.1	Employment Agreement, by and between T-3 Energy Services, Inc. and Keith A. Klopfenstein, dated October 31, 2008.